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                                                                       Exhibit 5

                       [LETTERHEAD OF COZEN AND O'CONNOR]

                                December 13, 1999

Pierce Leahy Corp.
631 Park Avenue
King of Prussia, PA  19406

                  Re:      Registration Statement on Form S-4
                           File No. 333-91577
                           ----------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Pierce Leahy Corp., a Pennsylvania corporation ("Pierce Leahy"), in connection with Pierce Leahy's Registration Statement on Form S-4, File No. 333-91577 (the "Registration Statement"), relating to the registration by Pierce Leahy under the Securities Act of 1933 of shares (the "Shares") of Pierce Leahy common stock to be issued in connection with the merger of Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), with and into Pierce Leahy pursuant to the terms of the Agreement and Plan of Merger by and between Iron Mountain and Pierce Leahy dated as of October 20, 1999 (the "Merger Agreement").

                  In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of rendering this opinion.

                  In our examination of such documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of Pierce Leahy.

                  In rendering this opinion, we have assumed that prior to the issuance of any of the Shares, (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of Iron Mountain will have approved and adopted the Merger Agreement, (iii) the shareholders of Pierce Leahy will have approved and adopted the Merger Agreement, including the issuance of the Shares and the amended and restated articles of incorporation and bylaws as contemplated by the Merger Agreement, and (iv) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.


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                  Based upon the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the joint proxy statement/prospectus constituting a part of the Registration Statement.


                                               Very truly yours,




                                               COZEN AND O'CONNOR